UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Simon Property Group, Inc.

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SIMON PROPERTY GROUP This document supplements our definitive proxy statement filed by Simon Property Group, Inc . with the U . S . Securities and Exchange Commission on April 1 , 2025 , in connection with the Company’s 2025 annual meeting of shareholders to be held on May 14 , 2025 . MAY 2025

SAY ON PAY 2 • A&R OPI Program was adopted in November 2023 after substantial engagement with and feedback from shareholders • The Compensation Committee worked extensively with outside counsel, consultants and other outside advisors in formulating a program responsive to feedback • ISS Recommended “FOR” 2024 Say on Pay , including the A&R OPI Program and we received 94.3% support • 2024 OPI Awards granted in connection with successful monetization of Company’s investment in ABG, which resulted in cash proceeds of $1.5 billion • Granted pursuant to the terms of the previously supported A&R OPI Program framework and formula, with additional conservative discretion exercised: » 16.5% unallocated portion of calculated award pool was not reallocated and was forfeited » NEO awards subject to 5 - year vesting period , which is 2 years longer than A&R OPI Program default standard • ISS is now applying a previously undisclosed cap on awards and recommending against Say on Pay proposal because the CEO’s 2024 OPI awards was too large, while not taking vesting into account properly » Analyzed properly, aggregate CEO compensation is less than 1.7x of the ISS peer CEO per median, including vesting over a 5 - year period » Size of award was calculated based on the size of gain recognized by the Company , which is aligned with shareholders • Glass Lewis has appropriately analyzed the substance of the Say on Pay proposal and recommended FOR

CLASS B 3 • Class B structure has been in place since IPO in 1993 and never an issue for shareholders before ISS arbitrarily discontinued its grandfather policy in 2023 • Class B structure is not typical dual class with “golden vote” or “super - majority” voting control; simply the right to elect up to 4, non - independent directors to the Board, who are prohibited from serving on core Committees • ISS inaccurately characterizes the Class B voting rights to imply that Class B elects CEO, Chairman and Vice - Chairman » We have repeatedly requested that ISS corrects this mischaracterization with no success • Glass Lewis and CII do not consider structure to be dual class • There is inherent value in Class B which has historically facilitated successful acquisitions for the Company due to favorable tax treatments, resulting in ~$8.5 billion of value in the Operating Partnership for the benefit of the Company • Sunset in place tied to Simon family substantial ownership in the aggregate equity of the Company

REDOMESTICATION 4 • The Board and Management have discussed redomestication from Delaware for a long time • The Company was originally a Maryland corporation and became a Delaware corporation through 1998 merger with CPI • More than 70% of publicly traded REITs are not incorporated in Delaware • Indiana statutory law is well settled and similar to Maryland in many positive ways » Company opting out of mandatory staggered board and control share acquisitions statute • Delaware incorporation imposes substantial costs on Companies, including annual, perpetual $250,000 franchise tax, costs of Delaware counsel and litigation costs » Delaware plaintiff bar derives substantial compensation from substantial number of public companies incorporated in Delaware » Capital market transaction costs can be substantial • Long history and close ties of Company with the State of Indiana » Headquartered in Indiana , with substantial corporate and property/field presence • There are a number of other well - respected companies incorporated in Indiana , including Eli Lilly , Elevance and Cummins